Exhibit 2.4

PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT (this “Patent Security Agreement”) is made this 22 day of August, 2025, by and among CARECLOUD HOLDINGS, INC, a Delaware corporation (“Issuer”), CARECLOUD HEALTH, INC., a Delaware corporation (“CCH”, and together with Issuer, collectively, “Grantors” and each, a “Grantor”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Lender”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Deferred Payment Agreement, dated as of August 22, 2025 (as amended, restated, supplemented, or otherwise modified from time to time, the “Agreement”), by and among Issuer, CareCloud, Inc., a Delaware corporation (“Parent”, and together with the Subsidiaries of Parent, including CCH, that are or may hereafter become party to the Agreement as a Guarantor, individually, a “Guarantor” and collectively, “Guarantors”), and Lender, Lender has agreed to accept the Deferred Payment Amount (as defined in the Agreement) from Issuer pursuant to the terms and conditions thereof;

WHEREAS, in order to induce Lender to enter into the Deferred Payment Agreement and to accept the Deferred Payment Amount as set forth therein, Grantors have executed and delivered to Lender that certain Security Agreement, dated as of August 22, 2025 (including all schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “Security Agreement”); and

WHEREAS, pursuant to the Security Agreement, Grantors are required to execute and deliver to Lender this Patent Security Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby agrees as follows:

1. DEFINED TERMS. All initially capitalized terms used but not otherwise defined herein have the meanings given to them in the Security Agreement or, if not defined therein, in the Agreement, and this Patent Security Agreement shall be subject to the rules of construction set forth in Section 1.2 of the Security Agreement, which rules of construction are incorporated herein by this reference, mutatis mutandis.

2. GRANT OF SECURITY INTEREST IN PATENT COLLATERAL. Each Grantor hereby unconditionally grants, assigns, and pledges to Lender, to secure the Secured Obligations, a continuing security interest (referred to in this Patent Security Agreement as the “Security Interest”) in all of such Grantor’s right, title and interest in and to the following, whether now owned or hereafter acquired or arising (collectively, the “Patent Collateral”):

(a) all of its Patents and Patent Intellectual Property Licenses to which it is a party including those referred to on Schedule I;

(b) all divisionals, continuations, continuations-in-part, reissues, reexaminations, or extensions of the foregoing; and

(c) all products and proceeds of the foregoing, including any claim by such Grantor against third parties for past, present or future infringement of any Patent or any Patent exclusively licensed under any Intellectual Property License, including the right to receive damages, or right to receive license fees, royalties, and other compensation under any Patent Intellectual Property License.

3. SECURITY FOR SECURED OBLIGATIONS. This Patent Security Agreement and the Security Interest created hereby secures the payment and performance of the Secured Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Patent Security Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by Grantors, or any of them, to Lender, whether or not they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Grantor.

4. SECURITY AGREEMENT. The Security Interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interests granted to Lender pursuant to the Security Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of Lender with respect to the Security Interest in the Patent Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. To the extent there is any inconsistency between this Patent Security Agreement and the Security Agreement, the Security Agreement shall control.

5. AUTHORIZATION TO SUPPLEMENT. If any Grantor shall obtain rights to any new patent application or issued patent or become entitled to the benefit of any patent application or patent for any divisional, continuation, continuation-in-part, reissue, or reexamination of any existing patent or patent application, the provisions of this Patent Security Agreement shall automatically apply thereto. Such Grantor shall give prompt notice in writing to Lender with respect to any such new patent rights. Without limiting each Grantor’s obligations under this Section, each Grantor hereby authorizes Lender unilaterally to modify this Patent Security Agreement by amending Schedule I to include any such new patent rights of such Grantor. Notwithstanding the foregoing, no failure to so modify this Patent Security Agreement or amend Schedule I shall in any way affect, invalidate or detract from Lender’s continuing security interest in all Collateral, whether or not listed on Schedule I.

6. COUNTERPARTS. This Patent Security Agreement is a Deferred Payment Document. This Patent Security Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Patent Security Agreement. Delivery of an executed counterpart of this Patent Security Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Patent Security Agreement. Any party delivering an executed counterpart of this Patent Security Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Patent Security Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Patent Security Agreement.

7. CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE PROVISION. THIS PATENT SECURITY AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 8 OF THE SECURITY AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

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IN WITNESS WHEREOF, the parties hereto have caused this Patent Security Agreement to be executed and delivered as of the day and year first above written.

GRANTORS:	CARECLOUD HOLDINGS, INC, a Delaware corporation

	By:	/s/ Norman S. Roth
	Name:	Norman S. Roth
	Title:	Interim Chief Financial Officer

CARECLOUD HEALTH, INC., a Delaware corporation

	By:	/s/ Norman S. Roth
	Name:	Norman S. Roth
	Title:	Interim Chief Financial Officer

LENDER:	ACCEPTED AND ACKNOWLEDGED BY:

WELLS FARGO BANK, National Association, a national banking association

	By:	/s/ David Wu
	Name:	David Wu
Its Authorized Signatory

SCHEDULE I

to

PATENT SECURITY AGREEMENT

Patents

Grantor	Title	Patent Number	Issue Date
CareCloud Holdings, Inc	NETWORK SYSTEM OF INDIVIDUAL USER DEVICES TO GENERATE GROUP IMPLEMENTED TREATMENT PLAN	10600517	03/24/2020
CareCloud Health, Inc.	Interactive User Interface for Schema Transformation	10402380	09/03/2019

Patent Licenses

None.